EXHIBIT 3.7











                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

               NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP

                       a Massachusetts limited partnership










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                                                 TABLE OF CONTENTS
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                                                                                                     Page
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                                             Article I.
                                            Defined Terms............................................. 3

                                             Article II
                           Formation and Name; Office; Purpose; Term.................................. 7
2.1    Formation and Continuation....................................................................  7
2.2    Name of the Partnership.......................................................................  7
2.3    Purpose.......................................................................................  7
2.4    Term..........................................................................................  7
2.5    Registered Office.............................................................................  7
2.6    Partners......................................................................................  7
2.7    Qualification in Other Jurisdictions..........................................................  7
2.8    Agent for Service of Process..................................................................  8

                                        Article III.
                             Partners' Capital; Capital Accounts.....................................  8
3.1    Capital Accounts..............................................................................  8
3.2    Capital Contributions.........................................................................  8
3.3    No Interest on Contributions..................................................................  8
3.4    Return of Contributions.......................................................................  8
3.5    [Intentionally Omitted].......................................................................  8
3.6    Loans and Other Business Transactions.........................................................  8

                                         Article IV.
                               Profit, Loss, and Distributions.......................................  9
4.1    [Purposely Omitted]...........................................................................  9
4.2    Distribution of Cash Flow.....................................................................  9
4.3    Allocation of Profit or Loss..................................................................  9
4.4    Liquidation and Dissolution...................................................................  9
4.5    General.......................................................................................  9
4.6    Restricted Distributions......................................................................  9

                                         Article V.
                                 General Partner Obligations......................................... 10
5.1    General Partner; General Partner; Meetings; Minutes........................................... 10
5.2    Duties of General Partner..................................................................... 10
5.3    Compensation.................................................................................. 10
5.4    Provision of Services......................................................................... 11
5.5    Indemnification of General Partner............................................................ 11

                                         Article VI.
                                      Limited Partners............................................... 12
6.1    No Liability of or Control by Limited Partners................................................ 12
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
                                        Article VII.
                  Transfer of Partner Interests and Withdrawals of Partners.......................... 12
7.1    Transfers..................................................................................... 12
7.2    Admission of Transferee as Additional or Substitute Partner................................... 12
7.3    Pledges; Foreclosures......................................................................... 13

                                        Article VIII.
                                     [Purposely Omitted]............................................. 13

                                         Article IX.
                Dissolution, Liquidation, and Termination of the Partnership......................... 13
9.1    Right to Cause Dissolution; Events of Dissolution............................................. 13
9.2    Procedure for Winding Up and Dissolution...................................................... 13
9.3    Filing of Certificate of Cancellation......................................................... 14

                                         Article X.
                        Books, Records, Accounting, and Tax Elections................................ 14
10.1   Bank Accounts................................................................................. 14
10.2   Maintenance of Books and Records.............................................................. 14
10.3   Purposely Omitted............................................................................. 15
10.4   Right to Inspect Books and Records; Receive Information....................................... 15
10.5   Annual Accounting Period...................................................................... 15
10.6   GAAP Allocations.............................................................................. 15

                                         Article XI.
                               Representations and Warranties........................................ 16
11.1   Representations and Warranties of the Partners................................................ 16

                                        Article XII.
                                     General Provisions.............................................. 16
12.1   Assurances.................................................................................... 16
12.2   Notifications................................................................................. 16
12.3   Specific Performance.......................................................................... 17
12.4   Complete Agreement............................................................................ 17
12.5   Applicable Law................................................................................ 17
12.6   Section Titles................................................................................ 17
12.7   Binding Provisions............................................................................ 18
12.8   Terms......................................................................................... 18
12.9   Separability of Provisions.................................................................... 18
12.10  Counterparts.................................................................................. 18
12.11  Estoppel Certificate.......................................................................... 18
12.12  Non-Disclosure................................................................................ 18
12.13  Waiver........................................................................................ 18
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                                       ii

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                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
               NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP,
                       a Massachusetts limited partnership


     This Amended and Restated Agreement of Limited Partnership (the "Agreement"1. of Northeast Energy Associates, a Limited Partnership, a Massachusetts limited partnership (the "Partnership"), is entered into as of November 21, 1997, by and among Northeast Energy, LP, a Delaware limited partnership ("NE, LP") as a general partner and as a limited partner, and Northeast Energy, LLC, a Delaware limited liability company, ("NE, LLC") as a limited partner, with reference to the following recitals of fact:

                                 R E C I T A L S

         A. The Original Partners of the Partnership hereinafter described formed the Partnership as a Massachusetts limited partnership on March 31, 1986 (the "Original Effective Date") by filing on such date the Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the Commonwealth of Massachusetts, and subsequent thereto such parties amended such certificate and entered into an Agreement of Limited Partnership of the Partnership dated as of October 15, 1996 (the "Original Partnership Agreement").

         B. The Partnership was established for the purposes of (a) developing, financing, constructing, owning, managing, maintaining, operating, encumbering, exchanging, disposing of and otherwise dealing with (i) the Partnership's natural gas-fired electrical and steam generating plant located on an approximately 44-acre site on the upper Charles River in the town of Bellingham, Massachusetts (the "Project Site"), including without limitation, all electrical and steam generating components and all electrical steam and natural gas interconnection facilities and structures, associated materials handling and environmental control equipment and ancillary structures, equipment and systems (the "Bellingham Facility"); (ii) all easements, rights-of-way and rights required to provide the Partnership with access to the Project Site or required to provide the fuel, water, transportation, utilities and other services at or from the Project Site necessary for the operation and maintenance of the Bellingham Facility (the "Bellingham Easements"); and (iii) the carbon dioxide production facility located adjacent to the Bellingham Facility on the Project Site and all equipment and facilities ancillary thereto (the "CO2 Facility" and together with the Bellingham Site, the Bellingham Facility and the Bellingham Easements, the "Project") or any part thereof; (b) contracting with third parties to construct, maintain or operate the Project; and (c) selling the electricity and steam produced by the Project.

         C. Pursuant to a Purchase Agreement, NE, LP and NE, LLC have acquired all of the Interests of the Original Partners.

         D. NE, LP and NE, LLC desire to amend and restate the Original Partnership Agreement in its entirety.

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         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NE, LP and NE, LLC hereby agree to amend and restate the Original Partnership Agreement in its entirety as of the Effective Date (as defined in Article I) to read as follows:


                                   Article I.
                                  Defined Terms

         The following capitalized terms shall have the respective meanings specified in this Article I. Capitalized terms not defined in this Agreement shall have the meaning specified in the Act.

         "Acquisition" means the acquisitions by NE, LP and NE, LLC of all of the Interests of the Original Partners, pursuant to the Purchase Agreement.

         "Acquisition Date" means January 2, 1998 or, if the closing of the Acquisition shall not have occurred on such date, such later date on which such closing occurs.

         "Act" means the Revised Uniform Limited Partnership Act of the Commonwealth of Massachusetts, as amended from time to time, or any corresponding provision or provisions of any succeeding or successor law of the Commonwealth of Massachusetts.

         "Affected Party" shall have the meaning ascribed thereto in Section 12.12.

         "Affiliate" of any person, entity or group means any person, entity or group (presently existing or hereafter created or acquired) controlling, controlled by or under common control with, the specified person, entity or group, and "control" of a person, entity or group (including, with correlative meaning, the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled person or entity, whether through ownership of securities or partnership or other ownership interests, directly or indirectly, by contract or otherwise.

         "Agreement" means this Amended and Restated Agreement of Limited Partnership of the Partnership, including all schedules, exhibits and appendices hereto, as originally executed and as amended or restated in writing from time to time, as the context requires.

         "Bankruptcy" or "Bankrupt" means, with respect to any Person, such Person's becoming subject to any bankruptcy, insolvency, reorganization or similar proceeding, or admitting in writing its inability to pay its debts as they mature, or making an assignment for the benefit of creditors.

         "Banks" means the banks named in the Credit Agreement.

         "Buyers" shall have the meaning ascribed thereto in the Purchase Agreement.


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         "Cash Flow" means all cash or other funds received by the Partnership with respect to a calendar month (including interest received on, and any release of, reserves) and distributable to the Partners without reduction for any non-cash charges, but less (i) cash used to pay, with respect to such calendar month, current operating expenses and (ii) cash used to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the General Partner.

         "Certificate of Limited Partnership" means the Certificate of Limited Partnership for the Partnership filed with the Office of the Secretary of State of the Commonwealth of Massachusetts, as amended from time to time.

         "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

         "Confidential Information" means any information, technical data, or know-how of a Partner or any Affiliate thereof relating to the Project, including but not limited to, information relating to such Partner's or its Affiliate's services, development, marketing or finances, which shall be disclosed by such Partner or Affiliate in writing or otherwise. The term "Confidential Information" does not include information, technical data, or know-how which at the time such information, technical data, or know-how is disclosed to the receiving Partner or its Affiliates (the "Recipient") by another party hereto or an Affiliate thereof (i) is available to the Recipient from a source other than a party hereto or its Affiliates if the Recipient has no knowledge that such source, by disclosing such information, would be in violation of any confidentiality agreement to which it is a party; (ii) is or becomes published or otherwise available in the public domain without violation of this Agreement; or (iii) is approved for release by written authorization of the Partners hereto or their Affiliates from which such information, technical data or know-how originated. The term "Confidential Information" includes the terms of this Agreement.

         "Consent" means the prior written consent of the Person at issue, which consent may be withheld by such Person in its sole discretion.

         "Contribution" means any money, property or other binding obligation to contribute money or property, as permitted in this Agreement or by law, which a Partner contributes to the Partnership as capital in that Partner's capacity as a Partner pursuant to this Agreement.

         "Credit Agreement" means the Credit Agreement, dated as of December 1, 1994 among the Partnership, North Jersey Energy Associates, A Limited Partnership, each of the Banks and The Sanwa Bank, Limited, New York Branch, as issuing bank and as agent for such banks.

         "Debt Service Reserve Fund" shall have the meaning ascribed to it in the Trust Indenture.

         "Effective Date" means the Acquisition Date.

         "ESI" means ESI Energy, Inc., a Florida corporation.

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         "Fuel Management Agreement" means the Fuel Management Agreement, dated as of November 21, 1997, by and between NE, LP and ESI Northeast Fuel Management, Inc., as assigned by NE, LP to the Partnership on the Acquisition Date.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

         "General Partner" means NE, LP or any Person who, at the time of the reference thereto, has been admitted to the Partnership as a successor to the duties or interest of NE, LP or as a replacement general partner as provided herein, in any such Person's capacity as a general partner, in any case, so long as such Person has not ceased to be a General Partner hereunder.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any government.

         "Interest" means, in the context of a "Partner's Interest," the entire legal and equitable ownership interest of a Partner in the Partnership at any particular time, including any right to vote or, with respect to a general partner, to participate in management, and any right to information concerning the business and affairs of the Partnership. When used in the context of a General Partner, "Interest" means the Interest held by the Partner in its capacity as a General Partner. When used in the context of a Limited Partner, "Interest" means the Interest held by the Partner in its capacity as a Limited Partner. "Interest" includes, without limitation the right of such Partner to participate in Partnership Profits and Losses, Cash Flow, and any and all benefits to which a Partner may be entitled as provided in this Agreement and the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

         "Letters of Credit" shall have the meaning ascribed to it in the Trust Indenture.

         "Limited Partner" means each of NE, LLC and NE, LP and/or any Person who has been admitted to the Partnership as a limited partner in accordance with the terms of this Agreement, at the time of reference thereto, in such Person's capacity as a limited partner for so long as such Person has not ceased to be a Limited Partner hereunder.

         "NE, LLC" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

         "NE, LP" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

         "Notice" means a notice in writing delivered in accordance with the provisions of Section 12.2.

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         "O&M Agreement" means the Operations and Maintenance Agreement, dated as of November 21, 1997, by and between NE, LP and ESI Operating Services, Inc., with respect to the Bellingham Facility.

         "Original Effective Date" shall have the meaning set forth in the Recitals hereto.

         "Original Partners" means, collectively, the partners and the assignees named in the Original Partnership Agreement and their successors or assigns immediately prior to the date hereof.

         "Original Partnership Agreement" shall have the meaning set forth in the Recitals hereto.

         "Partner" means any General Partner or any Limited Partner.

         "Percentage" means 1% in the case of NE, LLC; 98% in the case of NE, LP, in its capacity as a Limited Partner; and 1% in the case of NE, LP, in its capacity as the General Partner.

         "Permitted Investments" shall have the meaning ascribed to it in the Trust Indenture.

         "Person" means any individual, any partnership, any corporation, any limited liability company, any business trust, any joint stock company, any trust, any unincorporated association, any joint venture, any Governmental Authority or any other entity of whatever nature.

         "Profit" or "Loss" means, for each taxable year of the Partnership (or other period for which Profit or Loss must be computed), the Partnership's taxable income or loss as determined under Code Section 703(a) including items separately stated pursuant to Section 703(a)(1).

         "Project" shall have the meaning set forth in the Recitals hereto.

         "Purchase Agreement" means the Purchase Agreement, dated as of November 21, 1997, by and among NE, LP, LP, NE, LLC, LLC, and the other Buyers listed on
Schedule I attached thereto, and the Original Partners.

         "Secretary of State" means the Secretary of State of the Commonwealth of Massachusetts.

         "Transferor" means the Partner making a Transfer pursuant to Section
7.1.

         "Transfer" means the transfer, assignment, pledge or grant of a security interest by a Partner or its Affiliate of all or any part of its direct or indirect (i) Partner's Interest or (ii) any other interest or rights in or granted by this Agreement.

         "Trust Indenture" means the Trust Indenture, dated as of November 15, 1994, among IEC Funding Corp., the Partnership, North Jersey Energy Associates, a Limited Partnership, and State Street Bank and Trust Company, as trustee, as amended and supplemented from time to time in accordance with the terms thereof.

         "Voluntary Withdrawal" means a Partner's disassociation from the Partnership.


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                                   Article II.
                    Formation and Name; Office; Purpose; Term

         2.1 Formation and Continuation. The Partnership was formed as a Massachusetts limited partnership pursuant to Section 8 of the Act by filing the Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State on the Original Effective Date. The Partners hereby agree to continue the Partnership as a limited partnership, and upon the execution hereof, NE, LP shall be admitted as and become the General Partner and each of NE, LP and NE, LLC shall be admitted as and become a Limited Partner. The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement, and to the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

         2.2 Name of the Partnership. The name of the Partnership is Northeast Energy Associates, a Limited Partnership.

         2.3 Purpose. The sole purpose of the Partnership is to acquire, hold, protect, operate, manage, maintain, encumber, exchange, finance, refinance and dispose of the Project and all replacements, substitutions and additions thereof and thereto and to engage in any and all activities necessary, advisable or incidental thereto.

         2.4 Term. The term of this Agreement commenced on the Original Effective Date and shall continue until December 31, 2048, unless sooner dissolved as provided by this Agreement or the Act. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership of the Partnership in the manner required by the Act.

         2.5 Registered Office. The Partnership shall continuously maintain a registered office and registered agent in the Commonwealth of Massachusetts. The principal office of the Partnership shall be determined by the General Partner. The registered agent in Massachusetts shall be as stated in the Certificate of Limited Partnership or as otherwise determined by the General Partner.

         2.6 Partners. The name, present mailing address and (if applicable) taxpayer identification number of each Partner shall be kept with the records of the Partnership maintained in accordance with Section 10.2.

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         2.7 Qualification in Other Jurisdictions. The General Partner shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business. The General Partner shall have the power to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

         2.8 Agent for Service of Process. The agent for service of process on the Partnership in Massachusetts shall be such eligible individual resident or corporation qualified to act as an agent for service of process as the General Partner shall designate.


                                  Article III.
                       Partners' Capital; Capital Accounts

         3.1 Capital Accounts. The Partners acknowledge, that as of the Effective Date, the Partnership is no longer properly treated for Federal income tax purposes as a partnership but is, instead, properly treated as a non-entity and that the Acquisition is properly treated for Federal income tax purposes as an acquisition by the General Partner of all of the assets of the Partnership (rather than an acquisition by NE, LLC and NE, LP of interests in the Partnership). Accordingly, the Partnership shall not file any Federal income tax returns for the period after the Effective Date and shall not maintain any capital accounts (notwithstanding any provision to the contrary contained in this Agreement) unless and until the Partnership is properly characterized as a partnership for Federal income tax purposes.

         3.2 Capital Contributions. No Partner shall be required to make any Contributions to the Partnership subsequent to the Effective Date.

         3.3 No Interest on Contributions. No Partner shall be paid interest with respect to its Contributions.

         3.4 Return of Contributions. No Partner shall have the right to receive the return of any Contribution from the Partnership.

         3.5 [Intentionally Omitted].

         3.6 Loans and Other Business Transactions. A Partner or an Affiliate thereof may make a loan to the Partnership only with the consent of the General Partner and then in such amount and on those terms upon which the General Partner and such Partner or Affiliate agree. Partners or Affiliates thereof may also transact other business with the Partnership with the approval of the General Partner and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Partner, engaged in a similar business transaction with the Partnership. Any business transacted by a Partner or its Affiliate with the Partnership shall be on terms no less favorable than would be available from third parties in an arm's length transaction. The Partners acknowledge that all documents executed by the Partnership with a Partner or with any Affiliate of a Partner prior to or contemporaneously with the execution of this Agreement conform to the requirements of the preceding sentence.


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                                   Article IV.
                         Profit, Loss, and Distributions

         4.1 [Purposely Omitted.]

         4.2 Distribution of Cash Flow. Subject to Section 4.4 hereof, Cash Flow for each taxable year of the Partnership shall be distributed to the Partners in proportion to their Percentages at such times as determined by the General Partner.

         4.3 Allocation of Profit or Loss. Profit and Loss shall be allocated to the Partners in proportion to their Percentages.

         4.4 Liquidation and Dissolution.

         4.4.1 Upon liquidation of the Partnership, the assets of the Partnership shall be distributed to the Partners in accordance with their Percentages.

         4.4.2 Except as required by applicable law, no Partner shall be obligated at any time to restore any deficit balance in its capital account.

         4.5 General.

         4.5.1 Except as otherwise provided for in this Agreement, the timing and amount of all distributions shall be determined by the General Partner. If any assets of the Partnership are distributed in kind to the Partners, those assets shall be valued on the basis of their fair market value, and any Partner entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Partners so entitled. Unless the General Partner otherwise determines, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the General Partner. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.3 and shall be properly credited or charged to the capital accounts of the Partners prior to the distribution of the assets in liquidation pursuant to Section 4.4.

         4.5.2 In connection with any Transfer of an Interest, the General Partner may adopt such conventions as it deems appropriate or advisable for allocating Profit and Loss between the transferor and transferee of the Interest.

         4.6 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner


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

on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the provisions of the Act or other applicable law.


                                   Article V.
                           General Partner Obligations

         5.1 General Partner; General Partner; Meetings; Minutes.

         5.1.1 General. The management of the Partnership shall be directed and controlled by the General Partner which, except as otherwise expressly provided in this Agreement, shall have all rights, powers and authority permitted a general partner under Section 24 of the Act with respect to such direction and control.

         5.2 Duties of General Partner.

         5.2.1 Nothing in this Agreement shall be deemed to restrict in any way the rights of any Partner, or of any other person or entity whether or not an Affiliate of any Partner, to conduct any other business or activity whatsoever, and no Partner (an Affiliate thereof) shall be accountable to the Partnership or to any other Partner with respect to that business or activity even if the business or activity owns and/or operates property within the same or any other geographic area or competes with the Partnership's business. The organization of the Partnership shall be without prejudice to the Partners' respective rights (or the rights of any other person or entity whether or not an Affiliate of any Partner) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Partner waives any rights the Partner might otherwise have to share or participate in such other interests, activities, assets or profits of any other Partner or of any other person or entity in any way affiliated with any Partner, whether or not an Affiliate of any Partner.

         5.2.2 To the fullest extent permitted by Section 24 of the Act, the only fiduciary duties a General Partner owes to the Partnership and the other Partners are the duty of loyalty and the duty of care set forth in subdivisions 5.2.2.1, 5.2.2.2 and 5.2.2.3 below. It is the intent of the Partners hereby to restrict the duties (including fiduciary duties) of the General Partner to the extent permitted by the Act.

         5.2.2.1 The General Partner owes a duty of loyalty to the Partnership and to the other Partners with respect to the business of the Partnership.

         5.2.2.2 The General Partner must act in a commercially reasonable manner whenever it or its Affiliates provides, or has provided by any other Person, services to the Partnership.

         5.2.2.3 The General Partner's duty of care to the Partnership in each case is to exercise its reasonable business judgment with regard to all decisions it makes on behalf of the Partnership.



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

         5.3 Compensation.

         5.3.1 Each month, the Partnership shall pay to NE, LP, for acting as the General Partner of the Partnership, the amount described in clause (iv) of the definition of "Management Costs" that is set forth in the Trust Indenture, as and when distributed to the Partnership during such year in accordance with
Section 4.5 of the Trust Indenture.

         5.3.2 The Partnership shall reimburse the General Partner for all ordinary and necessary out-of-pocket expenses incurred by the General Partner on behalf of the Partnership in accordance with, and upon the schedule set forth in, the budget of the General Partner. Such reimbursement shall be treated as an expense of the Partnership that shall be deducted in computing the Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to the General Partner.

         5.3.3 If a Partner or an Affiliate of a Partner provides services to the Partnership pursuant to a separate written agreement, such Partner or Affiliate shall be reimbursed for such services in accordance with such written agreement.

         5.4 Provision of Services. No General Partner shall be required to perform services for the Partnership solely by virtue of being a General Partner.

         5.5      Indemnification of General Partner.

         5.5.1 The General Partner shall not be liable, responsible, or accountable, in damages or otherwise, to any other Partner or to the Partnership for any act performed by the General Partner with respect to Partnership matters, and within the standard of care specified in Section 5.2.2.3 unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, a knowing violation of law, or the breach of any representation or warranty or covenant contained in this Agreement. Each General Partner shall, to the maximum extent permitted by law, indemnify and hold harmless the Partnership, the other Partners and their Affiliates from or against any direct or indirect liability, damage, loss, cost or expense (including without limitation reasonable attorneys' fees and disbursements) suffered or incurred by the indemnified Person arising out of or related to the breach of any representation or warranty or covenant contained in this Agreement.

         5.5.2 The Partnership shall indemnify the General Partner and each partner of the General Partner for any act performed by the General Partner with respect to Partnership matters, and within the standard of care specified in
Section 5.2.2.3 unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, the knowing violation of law or the breach of any representation or warranty or covenant contained in this Agreement.

         5.5.3 Nothing contained in this Section 5.5 shall be deemed to supersede the indemnification provisions contained in any agreement between the Partnership and a Partner or an Affiliate of a Partner, and any such indemnification provisions shall exclusively govern any such agreement. The agreements contained in this Section 5.5 shall survive the withdrawal of any Partner or any termination or dissolution of the Partnership.

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


                                   Article VI.
                                Limited Partners

         6.1 No Liability of or Control by Limited Partners.

         6.1.1 No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership in excess of the amount of such Limited Partner's unpaid contribution or except as expressly required by the Act. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of any other Partner.

         6.1.2 No Limited Partner shall (i) have the authority or power to participate in the management or control of the Partnership's business, (ii) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership, (iii) have any right to demand or receive property other than money upon distribution from the Partnership, or (iv) be compelled to accept a distribution of any asset in kind from the Partnership in lieu of a proportionate distribution of money being made to other Partners.

         6.1.3 Except as expressly provided in this Agreement, the Limited Partners shall have no voting or consent rights, including with respect to actions to be taken by the General Partner.

                                  Article VII.
            Transfer of Partner Interests and Withdrawals of Partners

         7.1 Transfers. Each Partner may freely sell, assign, gift, hypothecate, pledge, transfer or otherwise dispose ("Transfer") of its Interest. Additionally a Partner may assign its interest in Cash Flow and Profit and Loss. Except as provided in Section 7.2, an assignee of any Interest or portion thereof shall not become a Partner or have any of the rights conferred upon a Partner by the Act (other than its assigned share of allocable items).

         7.2 Admission of Transferee as Additional or Substitute Partner. Any person to whom any Interest or portion thereof is Transferred ("Transferee") shall be entitled to be admitted as a substitute Partner and to have all of the rights herein conferred upon a Partner only if:

                  (i) such Transferee's admission as a Partner will not violate, nor cause the Partnership to violate, any applicable laws, rules or regulations, including federal and state securities laws, and either such Transferee shall have delivered an opinion of counsel satisfactory to the Partnership or counsel for the Partnership shall have delivered an opinion, to such effect; and

                  (ii) such Transferee qualifies and becomes a Partner within the meaning of the Act by the procedures set forth in the Act.

         7.3 Pledges; Foreclosures. Any Partner may mortgage, pledge or otherwise encumber all or any part of its Interest in the Partnership at any time, provided, that, in the event of any foreclosure upon the Partner's Interest in the Partnership (or any part thereof) by a creditor of the Partnership such foreclosure shall not operate as a dissolution of the Partnership or relieve the Partner of any of its obligations hereunder, and the party acquiring such Interest at any sale upon such foreclosure shall not thereby become a Partner, nor have any of the rights herein conferred upon the Partner, except that such party shall be entitled to receive the share of Cash Flow and Profits or Losses which the Partner would have been entitled to receive under the terms of this Agreement and, upon the dissolution of the Partnership, the share of the net assets of the Partnership which the Partner would have been entitled to receive upon such dissolution under the terms of this Agreement and, provided further, such party may become a Partner upon compliance with the provisions of the Act and in accordance with Section 7.2 hereof.



                                  Article VIII.
                               [Purposely Omitted]



                                   Article IX.
          Dissolution, Liquidation, and Termination of the Partnership

         9.1      Right to Cause Dissolution; Events of Dissolution.

         9.1.1 Notwithstanding any agreement herein to the contrary, no Partner shall have the right, and each Partner hereby agrees not, to cause the winding up of, or to dissolve, terminate or liquidate the Partnership, or to petition a court for the winding up, dissolution, termination or liquidation of the Partnership. The Partnership shall not be dissolved by the admission of additional Partners or substitute Partners in accordance with the terms of this Agreement.

         9.1.2 The Partnership shall be dissolved automatically and its affairs wound up, without further act, upon the happening of the first to occur of the following: (a) December 31, 2048, (b) the written consent of all of the Partners or (c) the entry of a decree of judicial dissolution under the Act, unless the remaining Partners vote to continue the Partnership.

         9.2 Procedure for Winding Up and Dissolution. If the Partnership is dissolved, the General Partner shall wind up its affairs. On winding up of the Partnership, the assets of the Partnership shall be distributed, first to creditors of the Partnership, including Partners who are creditors, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof and including the satisfaction of all contingent, conditional and unmatured liabilities of the Partnership), and then to the Partners in accordance with Section 4.4 of this Agreement.

         9.3 Filing of Certificate of Cancellation. Upon completion of winding up the affairs of the Partnership, the General Partner shall promptly cause to be filed the Certificate of Cancellation of Certificate of Limited Partnership with the Secretary of State of the State of Massachusetts.


                                   Article X.
                  Books, Records, Accounting, and Tax Elections

         10.1 Bank Accounts. All funds of the Partnership shall be deposited in a bank account or accounts opened in the Partnership's name. The bank accounts will be maintained in Florida, or elsewhere as determined by the General Partner from time to time. The General Partner shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         10.2 Maintenance of Books and Records.

         10.2.1 The General Partner, as the Partner responsible for administrative matters, shall keep or cause to be kept, at its offices in North Palm Beach, Florida, or at such other place as it shall designate in a Notice to the Partners, complete and accurate books, records, and financial statements of the Partnership and supporting documentation of transactions with respect to the conduct of the Partnership's business. The books, records, and financial statements of the Partnership shall be maintained on the accrual basis in accordance with GAAP. Such books, records, financial statements, and documents shall include, but not be limited to, the following:

                  10.2.1.1 a current register of each of the Partners and Partners indicating for each such Person its (i) full name, (ii) last known business or residence address, (iii) Contributions, and (iv) share in profits and losses, and also indicating each Transfer of an Interest permitted by Article VII hereof, including the name and address of the transferor and transferee of such Interest and the Percentage Interest of the Transferee attributable to the Interest so transferred;

                  10.2.1.2 the Certificate of Limited Partnership, including all amendments; and any powers of attorney under which the Certificate of Limited Partnership or amendments were executed;

                  10.2.1.3 federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

                  10.2.1.4 this Agreement and any amendments, and any powers of attorney under which this Agreement or amendments were executed;

                  10.2.1.5 financial statements for the six most recent years;

                  10.2.1.6 internal books and records for the current and four most recent years which shall, among other things, reflect all capital accounts; and

                  10.2.1.7 a true copy of relevant records indicating the amount and cost of all property the Partnership owns, claims, possesses, or controls.

         10.3 Purposely Omitted.

         10.4 Right to Inspect Books and Records; Receive Information.

         10.4.1 Upon the request of a Partner, the Partnership shall promptly deliver to the requesting Partner at the expense of the Partnership a copy of this Agreement, as well as the information required to be maintained by the Partnership under subparagraphs (1) and (3) of Section 10.2.1.

         10.4.2 Each Partner has the right upon not less than 24 hours notice, and for purposes reasonably related to the interest of that Partner or the Partnership, to do the following:

                  10.4.2.1 to inspect and copy, or cause its agents or representatives to inspect any copy, during normal business hours any of the records required to be maintained by the Partnership under
         Section 10.2.1 of this Agreement; and

                  10.4.2.2 to obtain from the Partnership promptly after becoming available, a copy of the Partnership's federal, state, and local income tax or information returns for each year (if any).

         10.4.3 Unless otherwise expressly provided in this Agreement, the inspecting or requesting Partner shall reimburse the Partnership for all reasonable costs and expenses incurred by the Partnership in connection with such inspection and copying of the Partnership's books and records and the production and delivery of any other books or records.

         10.5 Annual Accounting Period. The annual accounting period of the Partnership shall be the calendar year.

         10.6 GAAP Allocations. All items of income and expense calculated and reported in accordance with GAAP shall be allocated to each Partner based on each Partner's Percentage.

                                   Article XI.
                         Representations and Warranties

         11.1 Representations and Warranties of the Partners. Each Partner hereby represents and warrants as of the Effective Date that:

                  11.1.1 It is duly formed, validly existing and in good standing under the jurisdiction of its formation, with full power and authority to enter into and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement;

                  11.1.2 It has validly executed this Agreement, and upon delivery this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles;

                  11.1.3 Its entry into this Agreement and the performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with, or cause a default under any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable law, regulation, rule, ordinance, order, judgment or decree; and

                  11.1.4 It has acted in full compliance with all laws, statutes, ordinances, rules and regulations in connection with the execution hereof.


                                  Article XII.
                               General Provisions

         12.1 Assurances. Each Partner shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Partners deem appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Partnership.

         12.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "Notice") required or permitted under this Agreement must be in writing and shall be deemed to have been duly given and received (i) on the date of service, if a business day, when served personally or sent by facsimile transmission to the party to whom notice is to be given, otherwise on the next business day, or (ii) on the fourth (4th) day after mailing, if mailed by first class registered or certified mail if mailed nationally, or by registered airmail if mailed internationally, postage prepaid, and addressed to the party to whom notice is to be given at the address set forth below or at the most recent address specified by written notice given to the other Party hereto, or (iii) on the next business day if sent by a nationally or internationally recognized courier for next day service and so addressed and if there is evidence of acceptance by receipt.


To NE, LP:                           Northeast Energy, LP
---------
                                     c/o ESI Energy, Inc.
                                     11760 US Highway One
                                     Suite 600
                                     North Palm Beach, Florida 33408
                                     Attention:  President
                                     Telecopier:  (561) 691-3615

To NE, LLC:                          Northeast Energy, LLC
----------
                                     c/o ESI Energy, Inc.
                                     11760 US Highway One
                                     Suite 600
                                     North Palm Beach, Florida 33408
                                     Attention:  President
                                     Telecopier:  (561) 691-3615

         12.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         12.4 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Partners. It supersedes all prior written and oral agreements and statements, including the Original Partnership Agreement and any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Partners.

         12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws.

         12.6 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

         12.7 Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

         12.8 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

         12.9 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

         12.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         12.11 Estoppel Certificate. Each Partner shall, within ten (10) days after written request by any Partner, deliver to the requesting Person a certificate stating, to the Partner's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature or extent thereof.

         12.12 Non-Disclosure. Each Partner hereto agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all Confidential Information disclosed by the other Partners and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Partners hereto to which such Confidential Information relates (the "AFFECTED PARTY"); provided, that each Partner hereto may provide such data and information (i) to its outside lenders, consultants, accountants, investors and advisers; provided, that, such parties remain legally obligated (by contract or otherwise) to maintain the confidentiality of such information, and (ii) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of counsel for such Partner, is legally required to be furnished and further provided that such Party notifies the Affected Party to protect the confidentiality of such data and information pursuant to applicable law. Notwithstanding the foregoing, each Party hereto may disclose the terms of this Agreement in connection with any Transfer provided that the potential purchaser executes appropriate confidentiality agreements.

         12.13 Waiver. No failure on the part of any Partner to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver to be effective shall be in writing signed by the waiving Partner.

         IN WITNESS WHEREOF, the parties have executed, or caused this Amended and Restated Agreement of Limited Partnership of Northeast Energy Associates, a Limited Partnership, to be executed, as of the Effective Date.


                                   NORTHEAST ENERGY, LLC,
                                   a Delaware limited
                                   liability company,
                                   as Limited Partner

                                   By: Northeast Energy, LP,
                                        Member and Manager

                                   By: ESI Northeast Energy GP, Inc.,
                                        General Partner




                                   By: /s/ Glenn E. Smith
                                       ----------------------
                                       Name: Glenn E. Smith
                                       Title: Vice President

                                   By: Tractebel Northeast Generation GP, Inc.,
                                        General Partner




                                   By: /s/ Timothy R. Dunne
                                       ----------------------
                                       Name: Timothy R. Dunne
                                       Title: Vice President



              [Counterpart Signature Page to Amended and Restated
                       Agreement of Limited Partnership]